Exhibit 99.1

NEW RESIDENTIAL INVESTMENT CORP. ANNOUNCES SECOND QUARTER 2020 RESULTS

NEW YORK - (BUSINESS WIRE) – New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today reported the following information for the second quarter ended June 30, 2020:

SECOND QUARTER 2020 FINANCIAL HIGHLIGHTS:

•	GAAP Net Loss of ($8.9) million, or ($0.02) per diluted common share(1)
•	Core Earnings of $140.2 million, or $0.34 per diluted common share(1)(2)
•	Common Dividend of $41.6 million, or $0.10 per common share(1)
•	Book Value per common share of $10.77(1)
•	$1,013.2 million of cash as of June 30, 2020

	2Q 2020	1Q 2020
Summary Operating Results:
GAAP Net Loss per Diluted Common Share(1)	$(0.02)	$(3.86)
GAAP Net Loss	($8.9) million	($1,602.3) million

Non-GAAP Results:
Core Earnings per Diluted Common Share(1)	$0.34	$0.48
Core Earnings(2)	$140.2 million	$198.4 million

NRZ Common Dividend:
Common Dividend per Share(1)	$0.10	$0.05
Common Dividend	$41.6 million	$20.8 million

“While March and April presented a number of significant challenges due to the COVID-19 pandemic, we made great progress on our road to recovery in Q2’20,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of New Residential. “During the second quarter, we delivered on a number of key initiatives that we believe continue to position our Company for success in the quarters ahead. With over $1 billion of cash on our balance sheet, our capitalization is as strong as ever. This capital provides us with additional financial flexibility and creates a pool of cash to deploy opportunistically. We significantly reduced our mark to market exposure; today, approximately 95% of our investment portfolio is financed with non daily mark to market financing(3). This was also an excellent quarter for our mortgage company, which generated over $200 million in pre-tax income, an increase of 127% quarter over quarter. We expect our origination and servicing businesses to continue providing significant profitability as we execute on our recapture goals, expand our market share and realize further efficiencies from our investments in technology.”

Mr. Nierenberg continued, “During these challenging times, our operating company employees have continued to do a wonderful job providing solutions for our homeowners and customers. While we still have a lot of work to do, we are proud of the accomplishments and progress we made during Q2’20. Looking ahead, our focus remains on growing our operating businesses and prudently deploying capital in this low rate environment. We believe executing our strategy will help grow book value and create strong earnings for our shareholders in the near and long term.”

SECOND QUARTER 2020 COMPANY HIGHLIGHTS:
•	Origination
o	Segment pre-tax income of $181.2 million
o	Origination production of $8.3 billion in unpaid principal balance (“UPB”)
◾	Direct to Consumer volume of $3.0 billion UPB, an increase of 44% QoQ

•	Servicing
o	Segment pre-tax net income of $24.3 million
o	Grew servicing portfolio to $277.6 billion in UPB, an increase of 1% QoQ and 74% YoY

•	Mortgage Servicing Rights (“MSRs”)
◾	MSR portfolio totaled approximately $610 billion UPB as of June 30, 2020, compared to $648 billion UPB as of March 31, 2020(4)
◾	Completed one securitization of Fannie Mae MSRs of $265.5 million with $43.1 billion UPB of collateral

•	Residential Securities
◾	Purchased $4.2 billion face value of agency securities
◾	Sold $285.9 million face value of non-agency securities

•	Residential Loans
◾	Sold $726.3 million face value of residential loans
◾	Completed two securitizations with total collateral of $609.3 million UPB (one reperforming loan and one Non-Qualified Mortgage loan)

•	Leverage
o	Overall leverage of 2.1x compared to 1.7x as of March 31, 2020(5)

•	Additional Updates Post Q2’20(6)
◾	As of July 20, 2020, approximately 95% of investment portfolio financing is non daily mark to market financing(3)
◾	Completed a non-performing loan securitization with $545.6 million UPB of collateral
◾	Sold $117.2 million face value of non-agency residential securities

(1)
Per common share calculations of GAAP Net Loss and Core Earnings are based on 415,661,782 weighted average diluted shares during the quarter ended June 30, 2020; and 415,589,155 weighted average diluted shares during the quarter ended March 31, 2020. Per share calculations of Common Dividend are based on 415,744,518 basic shares outstanding as of June 30, 2020; 415,649,214 basic shares outstanding as of March 31, 2020. Per common share calculations for Book Value are based on 415,744,518 basic common shares outstanding as of June 30, 2020.

(2)
Core Earnings is a non-GAAP measure. For a reconciliation of Core Earnings to GAAP Net Income, as well as an explanation of this measure, please refer to Non-GAAP Measures and Reconciliation to GAAP Net Income below.

(3)
“Non daily mark to market financing” refers to financings of MSRs, servicer advances, residential loans, non-agency residential securities and consumer loans that either do not contain a daily mark to market feature or contain a margin “holiday.” Excludes financings of agency securities.

(4)	Includes excess and full MSRs.
(5)
Represents recourse leverage. Excludes non-recourse leverage, including outstanding consumer debt, servicer advance debt, $46.1 million and $56.9 million of full MSR debt for June 30, 2020 and March 31, 2020 respectively, SAFT 2013-1 and MDST Trusts mortgage backed securities issued, and Shellpoint non-agency RMBS.

(6)	Represents or includes activity from July 1, 2020 through July 20, 2020. Based on management’s current views and estimates, and actual results may vary materially.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the latest presentation posted on the Investor Relations section of the Company’s website, www.newresi.com.  For consolidated investment portfolio information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, www.newresi.com.

EARNINGS CONFERENCE CALL

New Residential’s management will host a conference call on Wednesday, July 22, 2020 at 8:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-317-6016 (from within the U.S.) or 1-412-317-6016 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Second Quarter 2020 Earnings Call.” In addition, participants are encouraged to pre-register for the conference call at http://dpregister.com/10146216.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, August 5, 2020 by dialing 1-877-344-7529 (from within the U.S.) or 1-412-317-0088 (from outside of the U.S.); please reference access code “10146216.”

Consolidated Statements of Income
($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues
Interest income	$232,198	$416,047	$634,571	$854,914
Servicing revenue, net of change in fair value of $(441,033), $(334,599), $(1,090,408), and $(391,509), respectively	(90,459)	(85,537)	(379,574)	80,316
Gain on originated mortgage loans, held-for-sale, net	310,022	101,018	489,720	168,188
	451,761	431,528	744,717	1,103,418
Expenses
Interest expense	116,403	228,004	333,258	440,836
General and administrative expenses	217,373	118,906	423,736	217,846
Management fee to affiliate	22,479	19,623	44,200	37,583
Incentive compensation to affiliate	-	-	-	12,958
Loan servicing expense	7,149	9,372	15,002	18,975
Subservicing expense	73,132	53,962	140,113	94,888
	436,536	429,867	956,309	823,086
Other Income (Loss)
Change in fair value of investments	102,776	(26,642)	(463,500)	(57,746)
Gain (loss) on settlement of investments, net	(74,966)	5,576	(874,538)	(37,285)
Earnings from investments in consumer loans, equity method investees	-	(2,654)	-	1,657
Other income (loss), net	(3,207)	(2,227)	(40,020)	3,461
	24,603	(25,947)	(1,378,058)	(89,913)
Impairment
Provision (reversal) for credit losses on securities	(25,134)	8,859	19,015	16,375
Valuation and credit loss provision (reversal) on loans and real estate owned (“REO”)	3,424	13,452	103,920	18,732
	(21,710)	22,311	122,935	35,107
Income (Loss) Before Income Taxes	61,538	(46,597)	(1,712,585)	155,312
Income tax expense (benefit)	17,409	(21,577)	(149,459)	24,420
Net Income (Loss)	$44,129	$(25,020)	$(1,563,126)	$130,892
Noncontrolling Interests in Income of Consolidated Subsidiaries	$38,640	$6,923	$22,478	$17,241
Dividends on Preferred Stock	$14,357	$-	$25,579	$-
Net Income (Loss) Attributable to Common Stockholders	$(8,868)	$(31,943)	$(1,611,183)	$113,651
Net Income (Loss) Per Share of Common Stock
Basic	$(0.02)	$(0.08)	$(3.88)	$0.28
Diluted	$(0.02)	$(0.08)	$(3.88)	$0.28
Weighted Average Number of Shares of Common Stock Outstanding
Basic	415,661,782	415,463,757	415,625,468	401,946,938
Diluted	415,661,782	415,463,757	415,625,468	402,239,438

Dividends Declared per Share of Common Stock	$0.10	$0.50	$0.15	$1.00

Consolidated Balance Sheets
($ in thousands)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Excess mortgage servicing rights assets, at fair value	$458,923	$505,343
Mortgage servicing rights, at fair value	3,551,159	3,967,960
Mortgage servicing rights financing receivables, at fair value	1,469,927	1,718,273
Servicer advance investments, at fair value	559,011	581,777
Real estate and other securities	6,144,236	19,477,728
VIE Consumer and residential loans held-for-investment, at fair value	1,516,794	1,753,251
Residential mortgage loans, held-for-sale ($2,824,909 and $4,613,612 at fair value at June 30, 2020 and December 31, 2019, respectively)	3,519,739	6,042,664
Residential mortgage loans subject to repurchase	1,075,008	172,336
Cash and cash equivalents	1,013,208	528,737
Restricted cash	138,932	162,197
Servicer advances receivable	2,947,678	3,301,374
Trades receivable	163,477	5,256,014
Other assets	1,194,057	1,395,800
	$23,752,149	$44,863,454

Liabilities and Equity

Liabilities
Repurchase agreements	$9,171,498	$27,916,225
Notes and bonds payable (includes $258,806 and $659,738 at fair value at June 30, 2020 and December 31, 2019, respectively)	6,879,462	7,720,148
Residential mortgage loan repurchase liability	1,075,008	172,336
Term loan, net of discount and issuance costs	533,383	-
Trades payable	105,930	902,081
Due to affiliates	16,894	103,882
Dividends payable	48,753	211,732
Accrued expenses and other liabilities	532,249	600,790
	18,363,177	37,627,194

Commitments and Contingencies

Equity
Preferred Stock, par value of $0.01 per share, 100,000,000 shares authorized:
7.50% Series A Preferred Stock, $0.01 par value, 11,500,000 shares authorized, 6,210,000 and 6,210,000 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	150,026	150,026
7.125% Series B Preferred Stock, $0.01 par value, 11,500,000 shares authorized, 11,300,000 and 11,300,000 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	273,418	273,418
6.375% Series C Preferred Stock, $0.01 par value, 16,100,000 shares authorized, 16,100,000 and 0 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	389,548	-
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 415,744,518 and 415,520,780 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	4,158	4,156
Additional paid-in capital	5,554,559	5,498,226
Retained earnings (accumulated deficit)	(1,110,148)	549,733
Accumulated other comprehensive income (loss)	30,730	682,151
Total New Residential stockholders’ equity	5,292,291	7,157,710
Noncontrolling interests in equity of consolidated subsidiaries	96,681	78,550
Total Equity	5,388,972	7,236,260
	$23,752,149	$44,863,454

NON-GAAP MEASURES AND RECONCILIATION TO GAAP NET INCOME

New Residential has five primary variables that impact its operating performance: (i) the current yield earned on the Company’s investments, (ii) the interest expense under the debt incurred to finance the Company’s investments, (iii) the Company’s operating expenses and taxes, (iv) the Company’s realized and unrealized gains or losses, on the Company’s investments, including any impairment, or reserve for expected credit losses, and (v) income from its origination and servicing businesses. “Core earnings” is a non-GAAP measure of the Company’s operating performance, excluding the fourth variable above and adjusts the earnings from the consumer loan investment to a level yield basis. Core earnings is used by management to evaluate the Company’s performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of the Company’s recurring operations, are subject to significant variability and are generally limited to a potential indicator of future economic performance; (ii) incentive compensation paid to the Company’s manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

The Company’s definition of core earnings includes accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believes that it is appropriate to record a yield thereon. In addition, the Company’s definition of core earnings excludes all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because the Company believes deferred taxes are not representative of current operations. The Company’s definition of core earnings also limits accreted interest income on RMBS where the Company receives par upon the exercise of associated call rights based on the estimated value of the underlying collateral, net of related costs including advances. The Company created this limit in order to be able to accrete to the lower of par or the net value of the underlying collateral, in instances where the net value of the underlying collateral is lower than par. The Company believes this amount represents the amount of accretion the Company would have expected to earn on such bonds had the call rights not been exercised.

Beginning January 1, 2020, the Company’s investments in consumer loans are accounted for under the fair value option. Core Earnings adjusts earnings on the consumer loans to a level yield to present income recognition across the consumer loan portfolio in the manner in which it is economically earned, avoid potential delays in loss recognition, and align it with the Company’s overall portfolio of mortgage-related assets which generally record income on a level yield basis. With respect to consumer loans classified as held-for-sale, the level yield is computed through the expected sale date. With respect to the gains recorded under GAAP in 2014 and 2016 as a result of a refinancing of the debt related to the Company’s investments in consumer loans, and the consolidation of entities that own the Company’s investments in consumer loans, respectively, the Company continues to record a level yield on those assets based on their original purchase price.

While incentive compensation paid to the Company’s manager may be a material operating expense, the Company excludes it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, the Company notes that, as an example, in a given period, it may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of the Company’s core operations, as they are considered by management to be similar to realized losses incurred at acquisition. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments, as well as costs associated with the acquisition and integration of acquired businesses.

Since the third quarter of 2018, as a result of its acquisition of Shellpoint Partners LLC (“Shellpoint”), the Company, through its wholly owned subsidiary, NewRez (formerly New Penn Financial), originates conventional, government-insured and nonconforming residential mortgage loans for sale and securitization. In connection with the transfer of loans to the GSEs or mortgage investors, the Company reports realized gains or losses on the sale of originated residential mortgage loans and retention of mortgage servicing rights, which the Company believes is an indicator of performance for the Servicing and Origination segments and therefore included in core earnings. Realized gains or losses on the sale of originated residential mortgage loans had no impact on core earnings in any prior period, but may impact core earnings in future periods.

Beginning with the third quarter of 2019, as a result of the continued evaluation of how Shellpoint operates its business and its impact on the Company’s operating performance, core earnings includes Shellpoint’s GAAP net income with the exception of the unrealized gains or losses due to changes in valuation inputs and assumptions on MSRs owned by NewRez, and non-capitalized transaction-related expenses. This change was not material to core earnings for the quarter ended September 30, 2019.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify and track the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current core performance using the same measure that management uses to operate the business. Management also utilizes core earnings as a measure in its decision-making process relating to improvements to the underlying fundamental operations of the Company’s investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions. Core earnings excludes certain recurring items, such as gains and losses (including impairment and reserves, as well as derivative activities) and non-capitalized transaction-related expenses, because they are not considered by management to be part of the Company’s core operations for the reasons described herein. As such, core earnings is not intended to reflect all of the Company’s activity and should be considered as only one of the factors used by management in assessing the Company’s performance, along with GAAP net income which is inclusive of all of the Company’s activities.

The primary differences between core earnings and the measure the Company uses to calculate incentive compensation relate to (i) realized gains and losses (including impairments and reserves for expected credit losses), (ii) non-capitalized transaction-related expenses and (iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from core earnings and included in the Company’s incentive compensation measure (either immediately or through amortization). In addition, the Company’s incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike core earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations. The Gain on Remeasurement of Consumer Loans Investment was treated as an unrealized gain for the purposes of calculating incentive compensation and was therefore excluded from such calculation.

Core earnings does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flows from operating activities, each as determined in accordance with U.S. GAAP, and the Company’s calculation of this measure may not be comparable to similarly entitled measures reported by other companies. Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to common stockholders	$(8,868)	$(31,943)	$(1,611,183)	$113,651
Adjustments for Non-Core Earnings:
Impairment	(21,710)	22,311	122,935	35,107
Change in fair value of investments	(27,516)	189,150	928,016	154,271
(Gain) loss on settlement of investments, net	81,382	(4,640)	892,853	38,527
Other (income) loss	47,366	31,031	90,950	25,037
Other Income and Impairment attributable to non-controlling interests	19,332	(5,626)	(2,947)	(8,058)
Non-capitalized transaction-related expenses	14,195	9,284	31,097	16,150
Incentive compensation to affiliate	-	-	-	12,958
Preferred stock management fee to affiliate	3,048	-	5,343	-
Deferred taxes	25,277	(21,599)	(141,640)	24,732
Interest income on residential mortgage loans, held-for-sale	8,424	23,888	20,567	26,189
Limit on RMBS discount accretion related to called deals	-	-	-	(19,556)
Adjust consumer loans to level yield	(995)	7,815	(1,510)	2,962
Core earnings of equity method investees:
Excess mortgage servicing rights	265	87	4,090	2,115
Core Earnings	$140,200	$219,758	$338,571	$424,085

Net Income Per Diluted Share	$(0.02)	$(0.08)	$(3.88)	$0.28
Core Earnings Per Diluted Share	$0.34	$0.53	$0.81	$1.05

Weighted Average Number of Shares of Common Stock Outstanding, Diluted	415,661,782	415,463,757	415,625,468	402,239,438

NET INCOME BY SEGMENT

	Servicing and Originations			Residential Securities and Loans
	Origination	Servicing	MSRs & Servicer Advances	Residential Securities & Call Rights	Residential Loans	Corporate & Other	Total
Quarter Ended June 30, 2020
Interest income	$8,963	$1,115	$108,386	$33,663	$47,284	$32,787	$232,198
Servicing revenue, net	(1,998)	96,885	(185,346)	-	-	-	(90,459)
Gain on originated mortgage loans, held-for- sale, net	281,937	343	29,591	-	(1,849)	-	310,022
Total revenue	288,902	98,343	(47,369)	33,663	45,435	32,787	451,761
Operating expenses	108,129	74,018	152,048	18,023	36,749	47,569	436,536
Other income (loss)	390	-	(90,665)	47,837	36,676	30,365	24,603
Impairment	-	-	(91)	(25,134)	3,515	-	(21,710)
Income (loss) before taxes	181,163	24,325	(289,991)	88,611	41,847	15,583	61,538
Income tax expense (benefit)	20,083	1,224	(6,832)	-	2,918	16	17,409
Net income (loss)	$161,080	$23,101	$(283,159)	$88,611	$38,929	$15,567	$44,129
Noncontrolling interests in income (loss) of consolidated subsidiaries	4,419	-	8,591	-	-	25,630	38,640
Dividends on Preferred Stock	-	-	-	-	-	14,357	14,357
Net income (loss) attributable to common stockholders	$156,661	$23,101	$(291,750)	$88,611	$38,929	$(24,420)	$(8,868)

	Servicing and Originations			Residential Securities and Loans
	Origination	Servicing	MSRs & Servicer Advances	Residential Securities & Call Rights	Residential Loans	Corporate & Other	Total
Quarter Ended March 31, 2020
Interest income	$16,735	$7,487	$99,353	$184,005	$59,921	$34,872	$402,373
Servicing revenue, net	(1,078)	86,742	(374,779)	-	-	-	(289,115)
Gain on originated mortgage loans, held-for- sale, net	158,215	259	12,713	-	8,511	-	179,698
Total revenue	173,872	94,488	(262,713)	184,005	68,432	34,872	292,956
Operating expenses	113,639	64,548	141,663	114,863	47,529	37,531	519,773
Other income (loss)	(16)	499	(156,933)	(966,039)	(192,271)	(87,901)	(1,402,661)
Impairment	-	-	-	44,149	100,496	-	144,645
Income (loss) before taxes	60,217	30,439	(561,309)	(941,046)	(271,864)	(90,560)	(1,774,123)
Income tax expense (benefit)	11,958	6,045	(109,785)	-	(75,201)	115	(166,868)
Net income (loss)	$48,259	$24,394	$(451,524)	$(941,046)	$(196,663)	$(90,675)	$(1,607,255)
Noncontrolling interests in income (loss) of consolidated subsidiaries	1,283	-	(11,247)	-	-	(6,198)	(16,162)
Dividends on Preferred Stock	-	-	-	-	-	11,222	11,222
Net income (loss) attributable to common stockholders	$46,976	$24,394	$(440,277)	$(941,046)	$(196,663)	$(95,699)	$(1,602,315)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release constitutes as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our strategy, growth opportunities, ability to recover from the significant challenges of the COVID-19 pandemic, potential mark to market exposure, ability to reduce exposure to mark to market financings, ability to execute on key business initiatives and generate returns, expectations regarding the significant profitability of our origination and servicing businesses, ability to execute on our recapture goals, whether the Company will have sufficient liquidity to fund advances and ability to grow book value and create strong earnings for our shareholders in the near and long term. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements including, but not limited to, risks related to the ongoing COVID-19 pandemic, see the sections entitled “Cautionary Statements Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports and other filings filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (www.newresi.com). New risks and uncertainties emerge from time to time, and it is not possible for New Residential to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Residential expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Residential's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

ABOUT NEW RESIDENTIAL

New Residential is a leading provider of capital and services to the mortgage and financial services industry. The Company’s mission is to generate attractive risk-adjusted returns in all interest rate environments through a portfolio of investments and operating businesses. New Residential has built a diversified, hard-to-replicate portfolio with high-quality investment strategies that have generated returns across different interest rate environments over time. New Residential’s portfolio is composed of mortgage servicing related assets (including investments in operating entities consisting of servicing, origination, and affiliated businesses), residential securities (and associated called rights) and loans, and consumer loans. New Residential’s investments in operating entities include its mortgage origination and servicing subsidiary, NewRez, and its special servicing division, Shellpoint Mortgage Servicing, as well as investments in affiliated businesses that provide services that are complementary to the origination and servicing businesses and other portfolios of mortgage related assets. Since inception in 2013, New Residential has a proven track record of performance, growing and protecting the value of its assets while generating attractive risk-adjusted returns and delivering approximately $3.3 billion in dividends to shareholders. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. New Residential is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm, and headquartered in New York City.

Investor Relations
Kaitlyn Mauritz
212-479-3150
IR@NewResi.com